Exhibit 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of April 12, 2016 by and among ICHOR HOLDINGS, LLC (“Ichor Holdings”), ICHOR SYSTEMS, INC. (“Ichor Systems”) and PRECISION FLOW TECHNOLOGIES, INC. (“Precision Flow”) (collectively with the Ichor Holdings and Ichor Systems, the “Borrowers”, and each a “Borrower”), BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”), and the financial institutions signatory hereto (the “Lenders”).

RECITALS

WHEREAS, the Administrative Agent, certain financial institutions, and the Borrowers entered into that certain Credit Agreement dated as of August 11, 2015 (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Existing Credit Agreement”);

WHEREAS, Ichor Holdings has entered into that certain Stock Purchase Agreement (the “SPA”) dated April 12, 2016 pursuant to which such Borrowers have agreed to purchase all of the issued and outstanding stock of AJAX-UNITED PATTERNS & MOLDS, INC., a California corporation (the “Target”) (the purchase and sale of the Target as contemplated by the SPA is herein referred to as the “Acquisition”);

WHEREAS, the Borrowers intend to wind down certain of their business operations in connection with the shutdown plan with respect to the Borrowers’ business relationship with Veeco Instruments Inc. (the “Veeco Wind-Down”);

WHEREAS, in connection with the Acquisition, the Borrowers have requested, and the Lenders are willing to make available to the Borrowers, Incremental Term Commitments on and subject to the terms and conditions set forth herein;

WHEREAS, the Borrowers wish to amend the Existing Credit Agreement and the Administrative Agent and the Lenders party hereto are willing to agree to such request on and subject to the terms and conditions set forth in this Amendment; and

WHEREAS, this Amendment constitutes a Loan Document and these Recitals shall be construed as part of this Amendment.

AGREEMENT

In consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein are used as defined in the Existing Credit Agreement, as amended by this Amendment (the “Credit Agreement”).

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2. Amendment to Credit Agreement. Upon the Effective Date (as defined herein), the Existing Credit Agreement is hereby amended as follows:

(a) Amendments to Section 1.1 of the Existing Credit Agreement:

(i) The definition of “Arrangers” is hereby amended and restated as follows:

“Arrangers” means MLPFS and SunTrust Robinson Humphrey, Inc., each in its capacity as joint lead arranger and joint bookrunner, together with its respective successors and assigns.

(ii) The definition of “Consolidated EBITDA” is hereby amended and restated as follows:

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus

(a) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income (other than in the case of clauses (vii) or (viii)):

(i) Consolidated Interest Charges,

(ii) the provision for Federal, state, local and foreign income taxes, taxes on profit or capital and payroll taxes payable,

(iii) depreciation and amortization expense,

(iv) all non-cash charges, expenses, items and losses, including, without limitation (A) non cash items for any management equity plan, supplemental executive retirement plan or stock option plan or other type of compensatory plan for the benefit of officers, directors or employees, (B) non cash restructuring charges or non cash reserves in connection with any Permitted Acquisition or other Investment consummated after the Closing Date, (C) all non cash losses (minus any non cash gains) from Dispositions (but for clarity excluding write offs or write downs of Inventory), (D) any non cash purchase or recapitalization accounting adjustments, (E) non cash losses (minus any non cash gains) with respect to Swap Contracts, (F) non cash charges attributable to any post employment benefits offered to former employees, (G) non cash asset impairments (but for clarity excluding impairments of Inventory) and (H) the non cash effects

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of purchase accounting or similar adjustments required or permitted by GAAP in connection with any Permitted Acquisitions or permitted Investments; provided, that the adjustments described in this clause (iv) shall exclude any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period, (b) relating to a write-down, write off or reserve with respect to accounts, or (c) relating to a write-down, write off or reserve with respect to inventory except to the extent permitted pursuant to clause (xvi) below,

(v) compensation expenses resulting from (A) the repurchase of Equity Interests of any parent company of Holdings from employees, directors or consultants of Holdings or any of its Subsidiaries, in each case, to the extent permitted by this Agreement, (B) any non-cash expense related to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, and (C) payments to employees, directors or officers of Holdings and its Subsidiaries paid in connection with Restricted Payments that are otherwise permitted hereunder,

(vi) (A) any fees, expenses or charges (other than depreciation or amortization expense) related to any offering of Equity Interests, Investment, acquisition, Disposition, Restricted Payment, recapitalization or the incurrence, amendment or other modification or repayment of Indebtedness, in each case, permitted under this Agreement; provided that the amount added pursuant to this clause (A) shall not exceed $5,000,000 during the term of this Agreement for any offering of Equity Interests, Investment, acquisition, Disposition, Restricted Payment, recapitalization or the incurrence, amendment or other modification or repayment of Indebtedness that, in each case, is unsuccessful, (B) cash fees and expenses incurred in connection with the Transaction not to exceed $3,500,000 in the aggregate that are paid within three (3) months of the Closing Date and (C) cash fees and expenses incurred in connection with the Acquisition (as defined in the First Amendment) not to exceed $1,500,000 in the aggregate that are paid within three (3) months of the First Amendment Effective Date,

(vii) proceeds of business interruption insurance to the extent such proceeds are received by Holdings or any Subsidiary during such period or reasonably expected to be reimbursed no later than one (1) year after the end of such period pursuant to a written contract or insurance policy with an unaffiliated third party, which contract or insurance obligation has not been disclaimed,

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(viii) expenses actually reimbursed or reasonably expected to be reimbursed no later than one (1) year after the end of such period pursuant to a written contract or insurance policy with an unaffiliated third party, which contract or insurance obligation has not been disclaimed,

(ix) losses, charges and expenses attributable to asset Dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business but permitted by this Agreement,

(x) except to the extent added pursuant to clause (a)(xix), any non-recurring charges, costs and expenses, including those incurred in connection with restructuring projects, litigation (including settlements) the closure and/or consolidation of facilities, and termination, severance and reduction in work force expenses, in an aggregate amount not to exceed, when taken together with clause (xi) below, 15% of Consolidated EBITDA in such period, calculated before the add back for such item,

(xi) Pro Forma Cost Savings for such period,

(xii) unrealized losses with respect to obligations under Swap Contracts designed to provide protections against fluctuations in interest rates or embedded derivatives that require similar accounting treatment,

(xiii) losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period and any exchange, translation or performance losses relating to any foreign currency hedging transactions for such period,

(xiv) fees and expenses (i) paid or accrued during the period pursuant to a Management Agreement to the extent such payment or accrual is permitted by this Agreement and (ii) paid or accrued pursuant to the Consulting Agreement to the extent such payment or accrual is permitted by this Agreement,

(xv) the amount of any earn-out obligations permitted by this agreement which become due and payable and are paid or accrue during such period in accordance with this Agreement,

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(xvi) any portion of the Restricted Payment made pursuant to Section 7.06(l) that reduces Consolidated Net Income,

(xvii) except to the extent added pursuant to clause (a)(xviii), write downs, write offs or reserves with respect to inventory of any Subsidiary of Holdings in an amount not to exceed, in the aggregate, 10% of Consolidated EBITDA in such period, calculated before the add back for such item,

(xviii) up to an aggregate amount of $3,000,000 of write downs or write offs with respect to inventory of Precision Flow, so long as such write downs or write offs are made solely in connection with the wind-down of the operations of such entity’s business operations and no later than June 30, 2016,

(xix) up to an aggregate amount of $2,500,000 of non-recurring charges, costs and expenses incurred solely in connection with the wind-down of the operations of Precision Flow business operations and no later than June 30, 2016, and minus

(b) the following, without duplication, to the extent included in calculating such Consolidated Net Income:

(i) Federal, state, local and foreign income tax credits,

(ii) all non-cash items increasing Consolidated Net Income (in each case of or by Holdings and its Subsidiaries for such Measurement Period),

(iii) unrealized gains with respect to obligations under Swap Contracts designed to provide protections against fluctuations in interest rates or embedded derivatives that require similar accounting treatment, and

(iv) gains due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period and any exchange, translation or performance gains relating to any foreign currency hedging transactions for such period.

For purposes of calculating Consolidated EBITDA as of any date of measurement occurring after an EBITDA Transaction, for use in the calculation of the Consolidated Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio, Consolidated EBITDA shall be calculated

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on a pro forma basis. Subject to the immediately preceding sentence, for the purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended September 30, 2014, December 31, 2014, March 31, 2015 and June 30, 2015, Consolidated EBITDA for such fiscal quarters shall be $1,934,325, $5,003,450, $8,251,707 and $7,163,085, respectively.

(iii) The definition of “Defaulting Lender” is hereby amended and restated as follows:

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one (1) or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver and/or manager, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any

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Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one (1) or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

(iv) The following new definitions are hereby inserted in appropriate alphabetical order as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“First Amendment” means that certain First Amendment to Credit Agreement dated as of the First Amendment Effective Date among the Administrative Agent, the Borrowers and the Lenders party thereto.

“First Amendment Effective Date” means April 12, 2016.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(b) Section 2.07 of the Existing Credit Agreement is hereby restated as follows:

(a) Term A Loans. The Borrowers shall repay to the Term A Lenders the aggregate principal amount of all Term A Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05 (it being acknowledged and agreed that any amounts prepaid pursuant to Section 2.05(a) in connection with a Qualified IPO shall reduce the amortization payments set forth in clause (y) below)):

(x) to the extent that a Qualified IPO has not occurred:

Date	Amount
December 31, 2015	$1,137,500
March 31, 2016	$1,137,500
June 30, 2016	$1,447,727
September 30, 2016	$1,447,727
December 31, 2016	$1,447,727
March 31, 2017	$1,447,727
June 30, 2017	$1,447,727
September 30, 2017	$1,447,727
December 31, 2017	$1,447,727
March 31, 2018	$1,447,727
June 30, 2018	$1,447,727

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Date	Amount
September 30, 2018	$1,447,727
December 31, 2018	$1,034,091
March 31, 2019	$1,034,091
June 30, 2019	$1,034,091
September 30, 2019	$1,034,091
December 31, 2019	$1,034,091
March 31, 2020	$1,034,091
June 30, 2020	$1,034,091
Maturity Date	$46,009,093

; or (y) to the extent that a Qualified IPO has occurred:

Date	Amount
December 31, 2015	$812,500
March 31, 2016	$812,500
June 30, 2016	$1,034,091
September 30, 2016	$1,034,091
December 31, 2016	$1,034,091
March 31, 2017	$1,034,091
June 30, 2017	$1,034,091
September 30, 2017	$1,034,091
December 31, 2017	$1,034,091
March 31, 2018	$1,034,091
June 30, 2018	$1,034,091
September 30, 2018	$1,034,091
December 31, 2018	$1,034,091
March 31, 2019	$1,034,091
June 30, 2019	$1,034,091
September 30, 2019	$1,034,091
December 31, 2019	$1,034,091
March 31, 2020	$1,034,091
June 30, 2020	$1,034,091
Maturity Date	$50,795,453

provided, however, that the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date for the Term A Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date.

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(c) Section 2.17 of the Existing Credit Agreement is hereby amended as follows:

Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d) A new Section 5.24 is inserted in the Existing Credit Agreement immediately following Section 5.23 as follows:

5.24 EEA Financial Institution. No Loan Party is an EEA Financial Institution.

(e) Section 7.03 of the Existing Credit Agreement is hereby amended by adding the following new sentence as flush language immediately after clause (t) of such Section:

Notwithstanding any statement to the contrary contained in this Section 7.03 or any other provision of this Agreement, (i) during the period from the First Amendment Effective Date through and including June 30, 2016, no Investment may be made, directly or indirectly, by any Loan Party in Precision Flow in an amount exceeding, in the aggregate, $1,000,000 and (ii) commencing on July 1, 2016 and continuing thereafter, no Investment or other transfer of assets may be made, directly or indirectly, by any Loan Party in Precision Flow.

(f) A new Section 11.06(h) is inserted in the Existing Credit Agreement immediately following Section 11.06(g) as follows:

(h) The parties hereby agree that MLPFS may, without notice to the Loan Parties, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.

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(g) A new Section 11.22 is inserted in the Existing Credit Agreement immediately following Section 11.21 as follows:

11.22 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

3. Incremental Term Loans

(a) Pursuant to Section 2.15 of the Credit Agreement and subject to the terms and conditions set forth herein, each Lender severally agrees to make an Incremental Term Loan to the Borrower on the Effective Date in the amount set forth opposite its name on Exhibit A hereto under the heading “Incremental Term Commitment”.

(b) Subject to Section 3(e) below, the procedure for making such Incremental Term Loans shall be as set forth in Section 4.02 of the Credit Agreement, the terms of which section are incorporated herein mutatis mutandis.

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(c) The Incremental Term Loans made pursuant to this Section 3 shall be treated as an increase in the existing Class of Term A Loans and the terms and provisions of such Incremental Term Loans shall be identical to those of the Term A Loans.

(d) Upon the funding of such Incremental Term Loans, Schedule 2.01 of the Credit Agreement shall be amended and restated by a new Schedule 2.01 in the form attached as Exhibit B hereto.

(e) Each Incremental Term Loan made pursuant to Section 3(a) hereof shall be made simultaneously as, at the Borrowers’ option, either a Base Rate Loan or (subject to advance notice acceptable to the Administrative Agent) a Eurodollar Rate Loan with an initial Interest Period of six (6) months (and all such Term Loans shall be on the same interest rate basis).

(f) The failure of any Lender to make any Incremental Term Loan required to be made by it pursuant to Section 3(a) hereof shall not relieve any other Lender of its obligations hereunder; provided, that the commitment of each Lender to make a Term Loan pursuant to Section 3(a) hereof is several and no Lender shall be responsible for any other Lender’s failure to make a Term Loan.

(g) Each Incremental Term Loan made pursuant to Section 3(a) hereof shall constitute a “Term Loan” for all purposes of the Credit Agreement from and after the First Amendment Effective Date and rank pari passu in all respects with all other Term Loans, regardless of when made.

(h) No amount of any Term Loan made pursuant to Section 3(a) hereof which is repaid or prepaid by the Borrowers may be reborrowed.

(i) Each Incremental Term Loan made pursuant to Section 3(a) hereof shall reduce the Incremental Term Commitment availability set forth in Section 2.15(a) of the Credit Agreement (which was $30,000,000 immediately prior to the First Amendment Effective Date and is expected to be $15,000,000 after giving effect to the Incremental Term Loans made pursuant to this Amendment).

4. Representations and Warranties. To induce the Administrative Agent and the Lenders to execute this Amendment, each Borrower jointly and severally represents and warrants to the Administrative Agent and the Lenders as follows:

(a) Each Borrower is in good standing under the laws of its jurisdiction of formation and in each jurisdiction where, because of the nature of its activities or properties, such qualification is required.

(b) Each Borrower is duly authorized to execute and deliver this Amendment and is duly authorized to perform its obligations hereunder.

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(c) The execution, delivery and performance by each of the Borrowers of this Amendment does not and will not (i) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (ii) conflict with (A) any provision of law, (B) the charter, by-laws or other organizational documents of any Borrower or (C) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Borrower or any of its properties or (iii) require, or result in, the creation or imposition of any Lien on any asset of any Borrower.

(d) This Amendment is the legal, valid and binding obligation of each Borrower, enforceable against such Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting enforceability of creditors’ rights generally and to general principals of equity.

(e) The representations and warranties in the Loan Documents (including but not limited to Article V of the Credit Agreement) are true and correct with the same effect as though made on and as of the date of this Amendment (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(f) Both immediately prior to and after giving effect to this Amendment, no Default or Event of Default exists or is continuing.

5. Conditions to Effectiveness. Upon the satisfaction of each of the following conditions, this Amendment shall be deemed effective as of the date hereof (the “Effective Date”):

(a) receipt by the Administrative Agent of counterparts of this Amendment executed and delivered by the Administrative Agent, the Borrowers and the Lenders;

(b) payment by the Borrowers of all expenses to be paid to the Administrative Agent and Lenders in connection with the Credit Agreement, this Amendment and the other Loan Documents (including legal fees) and the deliverables described in this Section 5;

(c) receipt by each Lender requesting the same at least three (3) Business Days prior to the Effective Date, of a Term Loan Note executed and delivered by the Borrowers, reflecting the increased Term Loan principal amount of such Lender resulting herefrom;

(d) receipt by the Administrative Agent of such written resolutions, minutes of meetings, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party and the Target as the Administrative Agent may require (i) approving the entry into this Agreement and the other Loan Documents to which such Loan Party or the Target is a party or is to be a party and (ii) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party or the Target is a party or is to be a party;

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(e) to the extent applicable in the relevant jurisdiction, receipt by the Administrative Agent of such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party and the Target is duly incorporated, organized or formed, is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(f) receipt by the Administrative Agent of a favorable opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(g) receipt by the Administrative Agent of a duly executed and delivered certificate of a Responsible Officer of each Loan Party dated as of the Effective Date:

(i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the borrowing of the Incremental Term Loans pursuant to Section 3 hereof and (ii) in the case of the Borrowers, certifying that, before and after giving effect to borrowing of the Incremental Term Loans pursuant to Section 3 hereof and the use of proceeds thereof, each of the following are satisfied:

A. the representations and warranties contained in Article V of the Credit Agreement and in the other Loan Documents are true and correct on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of Section 2.15 of the Credit Agreement, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

B. no Default exists; and

C. as of the last day of the most recent period for which financial statements have been furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, the Consolidated Leverage Ratio does not exceed the lesser of (x) 2.50:1.00, and (y) the Consolidated Leverage Ratio then permitted pursuant to Section 7.11(a) of the Credit Agreement;

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(ii) certifying that the conditions set forth in Section 4.02 of the Credit Agreement are satisfied with respect to the Credit Extensions to occur on the Effective Date pursuant to Section 3 hereof;

(iii) certifying that, after giving effect to the consummation of the transactions contemplated by the SPA:

A. the Target will be a Material Subsidiary; and

B. no other Subsidiary of the Target will be a Material Subsidiary

(iv) certifying that a true and correct electronic copy of the SPA, all amendments or waivers of the terms thereof and all consents by the parties thereto delivered with respect thereto is attached to such certificate;

(v) certifying that the conditions set forth in Section 7.03(g) of the Credit Agreement have been satisfied with respect to the Acquisition such that the Acquisition is a Permitted Acquisition;

(h) the representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) as of such earlier date;

(i) no Default exists, or would result from the Credit Extensions to occur on the Effective Date pursuant to Section 3 hereof or from the application of the proceeds thereof;

(j) receipt by the Administrative Agent of a Request for Credit Extension in accordance with the requirements of the Credit Agreement;

(k) receipt by the Administrative Agent of a signed flow of funds with respect to the payment of the proceeds of the Incremental Term Loans;

(l) no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Amendment or any of the other Loan Documents or the SPA or the consummation of the Acquisition or the other transactions contemplated hereby or thereby;

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(m) receipt by the Administrative Agent of reasonably satisfactory evidence that the directors of the Target have approved the Acquisition;

(n) the SPA shall be in full force and effect, and substantially concurrently with the effectiveness of this Amendment and the funding of the Incremental Term Loans, the Acquisition contemplated by the SPA shall be consummated in accordance with the terms of the SPA (but without giving effect to any amendments, waivers or consents by the Borrowers that are materially adverse to the interests of the Lenders, unless consented to by the Lenders);

(o) there shall have occurred substantially concurrently with the effectiveness of this Amendment the payment in full of all obligations for borrowed money of the Target and its Subsidiaries, the termination of all related credit agreements and the release of any liens securing such credit (and customary payoff letters with respect thereto shall have been received by the Administrative Agent);

(p) the Administrative Agent shall have received a joinder agreement duly executed and delivered by the Target substantially in the form attached hereto as Exhibit C;

(q) the Administrative Agent shall have received the certificate required by clause (y) of the definition of “Pro Forma Cost Savings” with respect to the Pro Forma Cost Savings in connection with the Acquisition to be added pursuant to clause (a)(xi) of the definition of “Consolidated EBITDA”, which certificate is in form and substance reasonably satisfactory to the Administrative Agent;

(r) each Lender shall have received a commitment fee in an amount equal to 2% of such Lender’s Incremental Term Commitment, which fee shall be paid in Dollars and in immediately available funds; and

(s) the Administrative Agent shall have received such other instruments, documents and certificates that the Administrative Agent shall reasonably request in connection with the execution of this Amendment.

6. Effect of the Amendment; Loan Document. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect. Except as expressly set forth herein, this Amendment shall not be deemed (a) to be a waiver of, or consent to, a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document, (b) to prejudice any other right or rights which Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with Obligors or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or Administrative Agent, or any of them, under or with respect to any such documents or (d) to be a

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waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among Obligors, on the one hand, and Administrative Agent or any other Lender, on the other hand. References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, and “hereof”) and in any Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby. This Amendment is a Loan Document, and, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

7. Reaffirmation. Each Loan Party as debtor or guarantor hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party, (ii) to the extent such Loan Party guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and (iii) to the extent such Loan Party has granted a security interest in any Collateral in support of the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such grant of Collateral.

8. Cost and Expenses. The Borrowers hereby affirm their obligations under Section 11.04 of the Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of attorneys for the Administrative Agent with respect thereto.

9. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one instrument. Delivery of an executed counterpart of this Amendment by facsimile or PDF shall be effective as delivery of an original counterpart.

10. Headings. The headings and captions of this Amendment are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

11. Release and Waiver. The Borrowers each do hereby release the Administrative Agent and each of the Lenders and each of their officers, directors, employees, agents, attorneys, personal representatives, successors, predecessors and assigns from all manner of actions, cause and causes of action, suits, deaths, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, whatsoever, in law or in equity, and particularly, without limiting the generality of the foregoing, in connection with the Loan Documents and any agreements, documents and instruments relating to the Loan Documents and the administration of the Loan Documents, all indebtedness, obligations and liabilities of the Borrowers to the Administrative Agent or any Lender and any agreements, documents and instruments relating to the Loan Documents (collectively, the “Claims”), which the Borrowers now have against the

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Administrative Agent or any Lender or ever had, or which might be asserted by their heirs, executors, administrators, representatives, agents, successors, or assigns based on any Claims which exist on or at any time prior to the date of this Amendment. The Borrowers expressly acknowledge and agree that they have been advised by counsel in connection with this Amendment and that they each understand that this Section 10 constitutes a general release of the Administrative Agent and the Lenders and that they each intend to be fully and legally bound by the same. The Borrowers further expressly acknowledge and agree that this general release shall have full force and effect notwithstanding the occurrence of a breach of the terms of this Amendment or an Event of Default or Default under the Credit Agreement.

12. Further Assurances. Each Borrower agrees to execute and deliver in form and substance reasonably satisfactory to the Lenders such further documents, instruments, amendments, financing statements and to take such further action, as may be necessary from time to time to perfect and maintain the liens and security interests created by the Loan Documents, as amended hereby.

13. APPLICABLE LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[signature pages follow]

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The parties hereto have caused this Amendment to be executed by their duly authorized officers, all as of the day and year first above written.

BORROWERS:

ICHOR HOLDINGS, LLC.
ICHOR SYSTEMS, INC.
PRECISION FLOW TECHNOLOGIES, INC.

By:	/s/ Maurice Carson
Name:	Maurice Carson
Title:	Chief Financial Officer

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GUARANTORS:

ICICLE ACQUISITION HOLDING B.V.

By:	/s/ Andrew J. Kowal
Name:	Andrew J. Kowal
Title:	Authorized Signatory

ICHOR SYSTEMS SINGAPORE PTE. LTD.

By:	/s/ Maurice Carson
Name:	Maurice Carson
Title:	Director

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BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Christine Trotter
Name:	Christine Trotter
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender,
L/C Issuer and Swing Line Lender

By:	/s/ John H. Kim
Name:	John H. Kim
Title:	Vice President

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SUNTRUST BANK, as a Lender

By:	/s/ Min Park
Name:	Min Park
Title:	Vice President

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SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ Richard Knowlton
Name:	Richard Knowlton
Title:	Managing Director

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EXHIBIT A

INCREMENTAL TERM COMMITMENTS

Lender	Incremental Term Commitment
Bank of America, N.A.	$6,000,000
SunTrust Robinson Humphrey, Inc.	$6,000,000
Société Générale	$3,000,000

Total	$15,000,000

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EXHIBIT B

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Term A Commitment on the Closing Date	Incremental Term A Commitment on the First Amendment Effective Date	Revolving Credit Commitment	Term A Applicable Percentage	Revolving Credit Applicable Percentage
Bank of America, N.A.	$22,000,000	$6,000,000	$8,000,000	40.000000000%	40.000000000%
SunTrust Robinson Humphrey, Inc.	$22,000,000	$6,000,000	$8,000,000	40.000000000%	40.000000000%
Société Générale	$11,000,000	$3,000,000	$4,000,000	20.000000000%	20.000000000%

Total	$55,000,000	$15,000,000	$20,000,000	100%	100%

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EXHIBIT C

FORM OF JOINDER AGREEMENT

See attached.

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